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August 9, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   U.S. Energy Systems, Inc.
      File Ref. 0-10238

We were previously the independent auditors for U.S. Energy Systems, Inc.; under the date of April 7, 2000, we reported on the financial statements of U.S. Energy Systems, Inc. as of January 31, 2000 and for the year then ended. On August 7, 2000, we were informed that we were being replaced as the Company's independent auditors. We have read the statements included under Item 4 of Form 8-K dated August 7, 2000 of U.S. Energy Systems, Inc. and we agree with such statements, except that we have no knowledge of the engagement of new accountants as described in the last paragraph of Item 4.

Very truly yours,

/s/ Ricard A. Eisner & Company, LLP